Exhibit 99.3

Final Transcript

Conference Call Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

Event Date/Time: May. 04. 2004 / 10:00AM ET
Event Duration: N/A

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS

John Sykes
 Sykes Enterprises — CEO

Mike Kipphut
 Sykes Enterprises — CFO

CONFERENCE CALL PARTICIPANTS

John Mahoney
 Raymond James — Analyst

Mark Bacurin
 Robert W. Baird — Analyst

Jeff Nevins
 First Analysis — Analyst

Michael Coady
 Sidoti & Co. — Analyst

Evan Steen
 Dios Partners — Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to Sykes’ first quarter 2004 conference call. Management has asked me to relate to you that certain statements made during the course of this call as they relate to the company’s future business and financial performance are forward-looking. Such statements contain information that is based on the beliefs of management, as well as assumptions made by and information currently available to management. Phrases such as “our goal”, “we anticipate”, “we expect” and similar expressions as they relate to the company are intended to identify forward-looking statements.

It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are identified in yesterday’s press release, and the company’s Form 10-K and other filings with the SEC from time to time.

I would now like to turn the call over to Mr. John Sykes, Chief Executive Officer. Please go ahead, sir.

John Sykes - Sykes Enterprises — CEO

Good morning everyone and thank you for joining us today to discuss the first quarter 2004 financial results. Joining me on the call are Chuck Sykes by phone and Mike Kipphut, our Chief Financial Officer. I will make some brief opening remarks and then turn it over to Mike, who will walk you through the financials for the quarter. Afterwards I will make a few closing remarks, and then we will open it up to your questions.

The first quarter was within the guidance range we provided back in February. More importantly, I’m happy to report that the disproportionate drag on our financials placed by the migration of one of our largest clients could be resolving itself sooner than we had planned. Even though some of the variables related to the pace of the migration are still somewhat fluid, the dust from the migration is beginning to settle and is giving us the confidence that we could be exiting 2004 with an operating margin of five percent. Our guidance for the year underscores this view, and our second quarter results will continue to be weighed down by the costs associated with the client migration.

I’m also pleased to report that our EMEA operations continue to gather strength. In spite of the tough European (ph) economy, our relentless efforts to optimize the operations are paving the way for further improvement in results. The offshore operations similarly continue to grow unabated at a healthy rate both sequentially and year-over-year.

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

Before I turn it over to Mike, I want to highlight our client wins, strong debt free balance sheet and our continued ability to monetize our customer contact management centers.

During the quarter we signed several engagements, including one with a top tier United States-based insurer and we made further inroads in the travel and leisure vertical by signing a regional airline carriers, while in EMEA we strengthened our relationship with a tier one technology client by renewing a contract with terms extending well into 2006.

The strong balance sheet has enabled us to invest in future growth opportunities by allowing us to broaden our global footprint, which is aligned with our clients’ business imperative global aspirations. In relation to our customer contact management centers, we’re constantly seeking and evaluating the business opportunity to fill those centers. In the event the opportunities do not match our expectations, then we disposed of the under-utilized center, just as we did in the first quarter, freeing up $2.9 million in capital, return it to our expansion and return capital to our shareholders through buy-backs. At March end we had 12 company-owned centers in United States.

With that I’d like to turn it over to Mike Kipphut. Mike?

Mike Kipphut - Sykes Enterprises — CFO

Thank you John and good morning everyone.

Total revenues for the first quarter of 2004 rose 3.2 percent to 121 million compared to revenues of 117.3 million last year. The increase reflected the benefit of a stronger euro and continued growth in our (inaudible) operations offshore. Excluding a 6.5 million pick up in revenues from the stronger euro compared with the same period last year, total revenues would have been approximately 114.5 million, representing a 2.4 percent decrease. The decline shows the shift in our revenue mix as an increasing amount of call volumes are not being generated offshore (inaudible) half as much as in the US. Sequentially our total revenues declined 2.6 percent.

Net income for the first quarter of 2004 totaled 244,000 or 1 cent per diluted share compared to 188,000 or a break-even per share for the prior year quarter. The first quarter included a pre-tax gain of approximately 2.9 million or 4 cents per diluted share on after-tax basis, primarily related to the sale of a customer contact center in the US. In addition, the company incur termination costs of approximately 800,000 on a pre-tax basis or 1 penny on an after-tax basis associated with the closure of an under-utilized customer contact management center (technical difficulty) Excluding the gain and the termination costs associated with the closure of under-utilized centers in EMEA, Sikes posted a pro forma net loss of 951,000 or 2 cents per share for the first quarter of 2004.

Turning to our geographic segments, 62.2 percent or 75.2 million of total revenues were generated from the Americas, including North America, Latin America, Asia-Pacific region and India. This compared to a 65.5 percent or 76.8 million for the first quarter last year. The decline reflects the continued client-driven migration of call volumes from the US to Sykes’ offshore operations, the ramp down of a he technology client at the tail end of the first quarter 2003 which benefited first quarter revenues last year and the reduction of call volumes in the technology and communications verticals due to phase-outs of certain customer support programs which we discussed in our fourth quarter conference call and earnings release. Sequentially the Americas revenues declined 8.5 percent from 82.2 million to 75.2 million, primarily due to the client-driven migration of call volumes offshore and volume reductions.

Including corporate G&A costs we generated (inaudible) 4.5 percent for the first quarter or 7/10 of 1 percent on a pro forma basis excluding the gain on the facilities sale. This compares to 7 percent in the first quarter 2003 and 8.3 percent on a pro forma basis in the sequential fourth quarter of 2003. The decline in Americas operating margin was primarily attributable to higher costs associated with the build-out offshore and the migration of a leading US-based client offshore, as well as certain duplicative costs as the company simultaneously brings down centers related to this client in the US. While we have experienced a reduction in US site G&A expenses as a result of the center closures, higher costs associated with the continued offshore expansion and call volume migration including rent, travel, training, utilities and maintenance costs, have offset the site G&A reductions.

Our EMEA region represented 37.8 percent or 45.8 million of total revenue. This compared to 40.5 million or 34.5 percent last year. Similarly to recent quarters, first quarter EMEA revenues experienced a 6.5 million benefit from the stronger euro compared with the same period of the prior year. Excluding this foreign currency benefit, EMEA revenues would have declined 1.2 million on a year-over-year basis, again reflecting the continued softness in customer call volumes and a still somewhat protracted but improving sales cycle. Sequentially, EMEA revenues were up 8.9 percent to 45.8 million, helped by favorable foreign currency benefit slightly higher than our bulk volumes.

Operating margin for EMEA in the first quarter of 2004 was 2.5 percent or 4.2 percent on a pro forma basis compared to 1 percent in the prior year period. The year-over-year margin improvement was primarily attributable to our focused efforts to realign EMEA’s cost structure with current business levels, including the consolidation of several under-utilized customer contact management centers that will extend through the second quarter of 2004. Compared with the sequential fourth quarter of 2003, EMEA’s operating margin increased from 3.9 percent to 4.2 percent in the first quarter of 2004. The increase was primarily the result of consolidation of (inaudible) headcount costs.

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

Although the stronger euro benefited first quarter revenues compared to the same period last year, the stronger euro also increased our direct costs by approximately 4.4 million and G&A expenses by approximately 1.9 million, resulting in less than 200,000 positive impact on operating profit.

In reviewing our vertical markets for the first quarter of 2004, revenues generated from communications clients totaled 39 percent compared to 43 percent for the same period last year, technology clients represent 34 percent compared to 36 percent last year, financial services clients represented 8 percent of total revenues compared to 7 percent in the first quarter of last year, transportation and leisure revenues grew to 6 percent of total revenues compared to 4 percent, while the health-care vertical health-care verticals remained unchanged at 5 percent of revenues for the first quarter of 2004 and 2003. The remaining 8 percent of revenues was comprised of other verticals including retail, government and utilities.

Turning to a few balance sheet and cash flow items, our cash and cash equivalents at quarter-end totaled 84.1 million or $2.08 per share. Approximately 69 million of the March 31st cash balance was held in international operations and may be subject to additional taxes if repatriated to the United States. We intend to reinvest this cash into our international operations. The primary use of cash during the quarter included the 10.8 million capital expenditures for expansion in our offshore markets. That was somewhat offset by proceeds from a sale of the US customer contact center.

During the first quarter of 2004 we signed a new 50 million revolving credit facility with the option to increase that amount to 100 million. The credit facility will be used for general corporate purposes, including working capital, share repurchases and strategic acquisitions aimed at potentially expanding our presence in targeted geographical markets and to help penetrate key vertical markets.

As of March 31st we had no outstanding debt and shareholders’ equity totaled 198.5 million for a book value of $4.91 per share and net tangible book value of $4.79 per share. Receivables totaled 85.2 million. Trade DSOs for the first quarter were 58 days, flat versus a year ago, and 59 days in the (inaudible) last year. Depreciation and amortization totaled 7.9 million for the first quarter.

Now let me turn to our business outlook. As John mentioned, we’re making healthy strides in completing the migration of call volumes ahead of expectations for one of our largest clients. However, the resulting duplicative costs associated with the migration will carryover into our second quarter results. Despite the migration related to duplicative costs and ramp up costs offshore, we believe we can exit the year with five percent operating margins. Our efforts to optimize our centers in the latter half of 2004, coupled with our demonstrated ability to renew contracts with existing clients, should continue to improve profitability. Furthermore, we’re confident in our ability to continue our client add-ons throughout the year.

With that, for the second quarter we’re projecting revenues in the range of 114 to 119 million, pro forma earnings per share in a range of 2 cents to a loss of 3 cents, earnings per share on a GAAP basis in a range of 3 cents to a loss of 3 cents per share, expected gain on the contract management center in a range of 2 to 3 cents per share and termination costs of approximately 2 cents per share. We anticipate capital expenditures in the range of 9 to 12 million.

For the twelve months ended December 31, 2004 the company anticipates the following financial results — revenues in the range of 460 to 480 million, pro forma earnings per share in the range of 11 to 15 cents per diluted share, GAAP earnings per share in the range of 13 to 19 cents per diluted share, expected gain on the contact management center sales in the range of 5 to 7 cents per share, termination costs of approximately 3 cents per share, capital expenditures in the range of 25 to $30 million.

With that I’ll hand it back over to John for a few closing remarks.

John Sykes - Sykes Enterprises — CEO

As we move beyond the migration, we are growing increasingly confident in our ability to deliver the results that our shareholders have been waiting for. The very elements that have been unfavorably impacting our results — the migration and the continued softness in EMEA — are starting to lineup in our favor. That is not to say, however, that it is smooth sailing from here. There continues to be residual weakness in the global economy and the migration has yet to fully filter through our offshore centers. But I am confident that as long as we continue to make the necessary investments in our infrastructure and stay ahead of our competitors by being responsive to our clients’ needs we will be in a position to reap the benefits of the upturn in the economy.

With that I’d like to open the call up and answer any questions you may have.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) John Mahoney, Raymond James.

John Mahoney - Raymond James — Analyst

I had just a question about the charges in the quarter. There was one of them that you broke out for us, and we see that in the income statement. But the other one, is that within salaries or in G&A?

Mike Kipphut - Sykes Enterprises — CFO

No that is (multiple speakers) yes, the termination costs, John, are reflected in direct costs.

John Mahoney - Raymond James — Analyst

Secondly, I just had a longer-term, bigger-picture question for you. When you guys were really growing the domestic customer care centers and you had a competitive advantage, it was pretty obvious and you guys has very high-quality service. What do you see as your long-term competitive advantages when you move into overseas markets in offshore vis-a-vis some of the people that are already there? Just on a competitive base how do you plan to go to market now because it’s changed a lot?

John Sykes - Sykes Enterprises — CEO

It is a very good question. What is happening is that the global footprint that we had already invested in and had been a leader in actually transitioning to the offshore continues to be a hallmark for us. It has proved that that many of our competitors have now moved into the same areas in which we’re located and in many respects in our opinion we humbly say we think that they are following us into the areas in which we lead the markets.

But as we look into the US we continue to say, albeit somewhat slowing down due to the political climate, a continuing need for offshore. We are now witnessing that in EMEA, and EMEA it is in our opinion today where the US was a year and a half ago. And as they are beginning to seek new avenues for continued quality (technical difficulty) costs, they’re looking for not only offshore but near shore. So we see good opportunities to be able to use our footprint. For example, UK would look to India, but they also would look to South Africa. And the advantage of them being in South Africa, of course, is the English that they speak. But even though it’s a long way there, they’re still in the same time zone. So that’s a good advantage and the cost factors for being in South Africa. To my knowledge, I don’t know of a competitor that we have in that particular area.

We also will utilize the five to six years experience that we have in Eastern Europe, and as business continues to grow and with the new nations that are coming on in the EU we see tremendous opportunities in the footprint that we have and the long experience that we have in Eastern Europe by being able to cover those countries which includes Russia as well. And so that offers the opportunity for near shore low-cost operations, but very high-quality level.

We will continue to seek even broader global expansion. There is no doubt that even though a lot of people speak today about outsourcing and connecting outsourcing with offshore — which is truly a misnomer, as you very well know — but the globalization is certainly bringing our world closer together. There are many opportunities — for example, our operation in China — to expand both internal to China, but also external to support products for which they export. And that has opened up avenues for us into the far Asian area.

So I think that Sykes continues to have a good program for the future. I think that our footprint continues to be a strong addition. And it is true that competition is catching up and moving into those areas, but I think that we will continue to lead the way to expand into other areas that will allow us the opportunity to grow the company in a global way.

John Mahoney - Raymond James — Analyst

I don’t want to take up any more of the call, but I’m also curious about what your competitive advantages are vis-a-vis people who are not just now moving over into offshore markets, but that are already there. Yours is that you have other options for the client; multiple options as opposed to just being there?

John Sykes - Sykes Enterprises — CEO

Yes. One is, of course, the infrastructure that we’ve invested in and had invested in for a long time. The other is that the number of years of experience that we have been, and I can’t emphasize that enough because what we’ve been able to do is to build a strong cadre of local management teams with the culture and people who continue to want to remain with Sykes because of their long history. Of course as companies come in to move in they have to seek out the middle management and they have to be able to recruit and to train, and that doesn’t come overnight. And so far, even though these companies have moved in, is that we have been able to hold onto the management team, and we continue to upgrade that. So I think it continues to be the hallmark of our strength, but we know that as time goes by that that is not necessarily true. So

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

consequently, that’s the reason that we continuously need to look for other avenues and other markets that allow us to offer our clients the opportunity to meet their growth needs.

John Mahoney - Raymond James — Analyst

Thanks a lot.

Operator

Mark Bacurin, Baird.

Mark Bacurin - Robert W. Baird — Analyst

A couple of questions. Good news, obviously, that the migration of your large communications client is going pretty rapidly. Can you give us some sense of what percentage of the volume has been transition thus far and maybe what’s left to go?

Mike Kipphut - Sykes Enterprises — CFO

This, again, changes on a monthly basis. But right now we’re probably 40 percent through as a rough estimate of the volume.

Mark Bacurin - Robert W. Baird — Analyst

Forty percent of what will transition or forty percent of total volume?

Mike Kipphut - Sykes Enterprises — CFO

Forty percent of what will transition.

Mark Bacurin - Robert W. Baird — Analyst

Which I understand is basically everything, correct?

Mike Kipphut - Sykes Enterprises — CFO

Not everything, no. But I guess what I’m just trying to emphasize overall is that we still have these (inaudible) duplicate costs going into the second quarter, and by the end of the second quarter going into the third we should be through this.

Mark Bacurin - Robert W. Baird — Analyst

And that sort of led into my next question. How quickly once these volumes are transition can you actually take that excess capacity out? Is that a third quarter event such that that’s all out by Q4?

Mike Kipphut - Sykes Enterprises — CFO

We look at, particularly in the US, additional contracts that might come in from time to time. And again we have mentioned that our sales pipelines is still very, very active and very full. So we hope the timing is better. However, if you look at utilization overall, if it makes sense to close down a center sooner we certainly will do so.

Mark Bacurin - Robert W. Baird — Analyst

Maybe to shift gears a little bit, on your large software client that had also expressed some interest in transitioning, what is the status of that? Have they given you any more definitive answers with regard to the timeline and specifically what they want to transition?

Mike Kipphut - Sykes Enterprises — CFO

Again, this is in line with what I said previously. We’re working through that. We think overall that we’re about the same position overall that we are with the other client. We still have a piece to go, which will go through the remainder of the year, but most of it in the second quarter this year.

Mark Bacurin - Robert W. Baird — Analyst

On the new facility that was put in place, are there plans near term to actually tap into that and start buying stock? And your stock is obviously at a pretty attractive level here. I’m curious what the rate is on that and whether or not it makes sense to tap into that for some share purchases near term?

Mike Kipphut - Sykes Enterprises — CFO

We will certainly look at that, as we have done in the past. We will follow exactly what the Safe Harbor rules are regarding that with waiting until 48 hours after this conference call before we’re in the market. And keep in mind too that our window closes about 30 days prior to quarter end. So there’s some pretty short time frames. But we have every intent of going into the market (inaudible) looking at some negotiated blocks that make sense for us and to utilize our cash that we have here, as well as well as credit lines if necessary, to accomplish that.

Mark Bacurin - Robert W. Baird — Analyst

Great, that is helpful. John, I apologize, I didn’t have anything for you.

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

John Sykes - Sykes Enterprises — CEO

It’s okay, Mark. You are doing good.

Operator

Jeff Nevins, First Analysis.

Jeff Nevins - First Analysis — Analyst

Just a question on the outlook for the second half of 2004. It looks like — well, actually I will back up for a second. It looks like the amount of seats you’re expecting to expand offshore is going to be a little bit greater than what we had talked about, maybe 700 seats or so, three months ago. And I’m just curious if the back half improvement that you’re estimating assumes some slowdown in the expansion of seats off shore.

Mike Kipphut - Sykes Enterprises — CFO

I think we stated in the press release that we anticipate about another 1400 seats through the second half of this year, which is pretty much in line with what guidance we provided previously. We’re trying to get (inaudible) a total of about 10,400 seats, closer to almost 11,000 seats off shore. So we’re pretty much in line with that. And yes, I think overall part of the improvement that you’ll see from us in getting up to higher operating margins by year-end is a slowdown of standing those seats off shore and utilizing capacity that we have not only in the US with closures of additional centers if necessary, but higher utilization offshore as well as in Europe.

Jeff Nevins - First Analysis — Analyst

I apologize about that. I thought the 1400 additional was by the second quarter end, but you’re saying it’s by the end of the year?

Mike Kipphut - Sykes Enterprises — CFO

No, by the second quarter end is the intent. That is the only thing we’ve gone out with at this point. But what I was referring to is perhaps in the third and fourth quarter earnings release that we had prior year we anticipated at that point that we would be at about 10 to 11,000 seats off shore by the first half of 2004. And that’s all I’m saying right now, is we’re pretty much in line with that expectation.

John Sykes - Sykes Enterprises — CEO

Let me add a little bit to that, if I may. One is that in the first half of the year, we have, one, the migration of the work which has taken place to going off shore. And as we indicated, we see that coming to an earlier in at the end of the second quarter, and therefore the cost associated with the downturn of the experience and shutdown of the operations in the United States will be slowed. The offshore migration and the buildup of that within the training is borne in the first half, so consequently with those lines crossing allows us to be able to begin enjoying the good margins because then there is more of a stability in the second half with not excessive ramp ups like we’ve had in the first two quarters, which Mike just spoke about.

The second part of that is that the EMEA operations come on very strong in the second half. In the first half we had a consolidation first quarter of a facility that we actually shutdown. And as you know from experience, the severance and termination cost associated with a shutdown of a facility or a consolidation of facilities are very high under — and it occurred in Germany. And the same will occur in the second quarter because of another facility that we have shutdown and consolidated. We did not lose the business; we just moved that into a lower-cost operation within Germany, mainly Eastern Germany. So we’ve been able to realize good efficiencies where we had lower margins and we will see fairly significant improvements in margins from the first half to the second half in EMEA.

Now what we have used in the exchange rate for the balance of the year is 1.20. So consequently — AND that’s floating, I think, around 1.19 at present time. So depending on what occurs there, of course, could have an impact. But we feel fairly good about the exchange rate of 1.20. So when you put a flattening out of the situations in the US, when you find a flattening out in the expansions in the offshore and the upturn of that, and when you see the rest of our operations which are getting improvement, that’s what leads us to feel good about the second half.

Jeff Nevins - First Analysis — Analyst

That makes sense. One last question is just kind an industry question for you, John. With the somewhat silent emergence of the SIs into this space — IBM Accenture, etc. — and now we’re seeing a new dynamic, how they are seeing the main contractor and some of the outsourcers have kind of shifted down the supplier food chain, what makes you comfortable as we see more and more of these relationships come about in this space, I guess? I guess part of this question relates to IBM acquiring that Indian company and even more directly competing with some of its partnerships.

John Sykes - Sykes Enterprises — CEO

You know, the movement of the integrators into our business is both good and challenging. In some respects they continue to seek us out to assist them in those areas. And I think that they are finding that even though they have made some of these acquisitions or the inroads this business is a little more specialized than they really realized. One of the big adjustments that they need

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

to make is benefiting from their excessive overheads and being able to operate in what we would consider a more value-added cost structure. So it is something that we have to continue to keep our eyes on.

The market is so huge out there that everyone won’t be looking to utilizing an integrator. And the integrators usually go for the much larger job areas. Sykes has always looked to what we would consider in these mid-line type areas, and never really qualified or pursued, if you would, large 3, 4, 5000 seats jobs.

And so I think that we just have to identify our place in the marketplace. I think we have to realize also that our global footprint now allows us to grow from within those regions. Keep in mind in A-Pac that we pretty well have built that from a United States market. We will now build that from a European market, but we also will start building that as we move into 2005 from within those regions to achieve both an export and an import advantage.

So it is something that we have to keep our eyes on without a doubt, but we at the same time support some of those are some of those integrators as they move into the marketplace.

Jeff Nevins - First Analysis — Analyst

Thank you.

Operator

Michael Coady, Sidoti & Co.

Michael Coady - Sidoti & Co. — Analyst

What were the offshore revenues and the capacity?

Mike Kipphut - Sykes Enterprises — CFO

Again, we just break it down between Americas only as far as revenues. But on an overall seat capacity basis off shore we have approximately 9,700 seats in total. Let me just give you a breakdown of our total number of seats so you can out in proper perspective.

We had 19,400 seats at the end of the first quarter; 4,400 in the EMEA region. In the Americas region we had a total of 15,000. Out of the 15,000, 9,700 were offshore. By offshore, just for clarification, we are talking about Costa Rica, India, China and the Philippines.

Michael Coady - Sidoti & Co. — Analyst

And percentage of revenue from your big clients?

Mike Kipphut - Sykes Enterprises — CFO

Our top 10 clients represented 51 percent of our revenues in the first quarter of 2004. We only had one client exceeding 10 percent, and that came in at 12 percent. And our second client, who normally is over the 10 percent is right 9.5 percent of revenues.

Michael Coady - Sidoti & Co. — Analyst

Thanks. And then looking at some of the — it mentioned in the press release the call volumes in the technology and communications verticals due to phase-out of customer support programs. I’m trying to reconcile that with the comments in the fourth quarter in terms of one of that customer’s — a communications customer — losing business essentially and that’s why volume was going down. Am I looking at two different things? Or could you be more specific about what programs are being phased out and how those will impact the balance of the year?

Mike Kipphut - Sykes Enterprises — CFO

I cannot be more specific as to programs. But as we mentioned in previous quarters, as some product lines decline over time, some of our clients elect to get out of those and not support them anymore. That’s the case with (inaudible)

Michael Coady - Sidoti & Co. — Analyst

We’re talking about the same thing; I just wanted to make sure that wasn’t something different. Thank you very much.

Operator

Evan Steen (ph), Dios Partners (ph).

Evan Steen - Dios Partners — Analyst

A couple of detail questions in the macro. First of all, capacity utilization — I think previous caller asked for that and do you have the seats, but you didn’t give the capacity utilization. By segment I think you give that normally.

Mike Kipphut - Sykes Enterprises — CFO

I’ll do that. Overall on a worldwide basis, we’re at 69 percent utilization, 70 percent in EMEA and 69 percent in the Americas. And that is down from the December 31 quarter where we were at 71 percent on a worldwide basis.

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

Evan Steen - Dios Partners — Analyst

Next thing, the tax rate. You guys lowered the guidance. I’m not interested really in this year, but as we move forward, as you are getting more and more of your revenue from overseas, can you give us some guidance on where you think the tax rate might be for ‘05?

Mike Kipphut - Sykes Enterprises — CFO

We’re going to stick with 2004 only at this point. And you’re absolutely right, it depends on the mix of revenues in countries that we currently operate in. And there are several that are below the US effective or statutory rate of 35 percent. But at the current time our forecast is approximately 25.5 percent effective tax rate based on the numbers we provided in our guidance.

Evan Steen - Dios Partners — Analyst

Then D&A picked up in the quarter. I know you’re making a lot of capital investments. Could you just give us some guidance for the year?

Mike Kipphut - Sykes Enterprises — CFO

Depreciation and amortization should probably run around 30 to 34 million in total for 2004.

Evan Steen - Dios Partners — Analyst

Then based on what you put out in the press release and what you kind of said this morning, it seems like fourth quarter is going to be an exceedingly strong quarter. I’m not sure how it breaks out between third and fourth quarter, but looks like you could — and maybe I’m wrong — be doing almost as much as 10 cents in the quarter and have an EBITDA well north of 10 million. Actually, it seems like the guidance you gave first half is going to be about zero cents in earnings. So say the second half is 11 to 15 with the fourth quarter stronger than the third.

Mike Kipphut - Sykes Enterprises — CFO

Again, we’re just going to comment on the second and the full year, and not get into third and fourth quarter until earnings release next time.

Evan Steen - Dios Partners — Analyst

More on a macrolevel level I’m happy to see that some of these duplicative costs are moving through. But could you just describe how you go about growing the business in the future vis-a-vis the need to increase more seats offshore to grow the business, coupled with the fact that the profitability seems to suffer every time you guys sort of give us good news, which is “oh, we’ve got new business and we’re expanding offshore,” but the other half of that is, “well, here we go again; we’ve got to eat all the costs again for the training, for the expansions, spend the money,” so on and so forth. So the P&L tends to get hit at those times. So I’m curious as we go forward sort of the balance between growing seats and profitability so that we get more of a consistent profitability and growth as opposed to these cycles of rapid growth combined with margin deterioration followed by sort of costs rolling through and margins increasing.

John Sykes - Sykes Enterprises — CEO

Let me answer that for you. I think that Sykes has been fairly prudent in how it makes its forecasts. And what has changed goes to the heart of your question — I think one of your first questions relative to the capacity. And the change was that we were experiencing growth so quickly in the Philippines, for example, as well as in Latin America, that our capacity was running at those sites well over 95 percent. We made a strategic decision to have greater capacity in the areas that we foresaw moving the work to. So consequently, we have made the investments and are making the investments in the first half in those offshore sites that gives us the capacity to move the business into, whereas when we did not have the capacity we had to make the investments in the ramp and in developing the infrastructure and putting the infrastructure into those areas. So that’s the biggest move that we have made in that regard.

Evan Steen - Dios Partners — Analyst

But do you feel that, for instance, if we’re sitting here in Q4 and you say you’ve won some more business and some more clients, and you’re going to expand another 2,500 seats offshore that the P&L — sort of the law of large numbers, in other words — when you get to 20,000 seats, if you are expanding by 2,000, that is 10 percent — then the impact of the cost of that will not overwhelm the balance of the profitability from the other 20,000 seats; that we might start to see I guess some more consistency quarter-to-quarter in the operating margins and sort of a better ability to plan from a budgeting since what the outlook will be, despite the fact you’re growing?

John Sykes - Sykes Enterprises — CEO

To answer your question, yes. But what we have attempted to do is to forecast the run rate business that we have of course, which we have a good handle on and to forecast what we foresee in the pipeline with prudent expectations as to what could occur, and to put those expected costs based upon what we see today into the forecast. That is not to say, however, that if someone came and

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

gave us more business than what we had projected that we would not becoming back within those areas. But I would think that those would be good signs and indications of even greater significant growth. But we are not making a projection here by the seat of our pants. And I think that because we made the decision at the end of the fourth quarter not to give you a projection because of those uncertainties, we just feel that we have a clearer picture now that allows us to tell you what we think that we are going to be able to accomplish.

Mike Kipphut - Sykes Enterprises — CFO

Let me just add to that. Your point is well taken on the law of large numbers. What we have to keep in mind, what we have experienced, even if you look at over the last six to nine months we have increased our offshore operations seats tremendously from about 3,000 up to 9,700, which was about the size of the US of a couple of years ago. And that’s very expensive to do so in a short period of time. But your point is well taken. If in fact we just increase the seats on a lower basis to accommodate new business it should not have as material a P&L impact as it has over the last two or three quarters.

Evan Steen - Dios Partners — Analyst

One final question. Somebody referenced before the new credit facility and stock buy backs, and I just want to clarify that you said you are definitely strongly considering using that in some or part of the larger capital structure usage to go out and by common, which is something you really haven’t done aggressively at all over the last couple quarters.

Mike Kipphut - Sykes Enterprises — CFO

Yes. Keep in mind we do follow the Safe Harbor rules and last quarter we only had about two to three days before that window closed from the time — from 48 hours after our conference call until 30 days prior to quarter end. So it did limit what we could do. The Board has authorized up to 3 million share purchase buy back. Up to this point in time we have purchased about 500,000 shares, so there’s still quite a bit to do.

Evan Steen - Dios Partners — Analyst

Thanks very much.

John Sykes - Sykes Enterprises — CEO

We will take two more questions.

Operator

Jeff Nevins.

Jeff Nevins - First Analysis — Analyst

Mike, can you give us what offshore was as a percentage of total revenue?

Mike Kipphut - Sykes Enterprises — CFO

No, we don’t break that down. Again, we just break it down from a segmentation standpoint between the Americas and EMEA.

Jeff Nevins - First Analysis — Analyst

I realize you do that for reporting purposes, but you guys have been giving us that number for several quarters now. You’re not going to be giving it going forward?

Mike Kipphut - Sykes Enterprises — CFO

Yes I will. It’s about 23 percent of total revenues.

Jeff Nevins - First Analysis — Analyst

And I missed the receivables balance. It was 82 I think. Is that right?

Mike Kipphut - Sykes Enterprises — CFO

82.5 million.

Jeff Nevins - First Analysis — Analyst

And then in other income what was the reasoning for the big jump? Was it foreign currency related?

Mike Kipphut - Sykes Enterprises — CFO

It’s principally translation gains on short-term payments.

Jeff Nevins - First Analysis — Analyst

Thanks a lot.

Operator

We have no further questions at this time.

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Final Transcript

SYKE — Q1 2004 Sykes Enterprises, Incorporated Earnings Conference Call

John Sykes - Sykes Enterprises — CEO

Folks, thanks a lot for joining us. If you have any other questions, feel free to call Subhaash Kumar, our investor relations individual, and we will see that you get an answer. Thanks so much for joining us.

Operator

Ladies and gentlemen, this concludes your presentation and you may now disconnect. Good day.

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